NASDAQ Premium Income & Growth Fund Inc.

File No. 811-21983

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mrs. Catherine Johnston, Chief Compliance Officer to the Registrant was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on her behalf by April 26, 2007; however, a late filing was executed on September 28, 2007.

Mr. James Hillman, Treasurer to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by February 4, 2007; however, a late filing was executed on September 28, 2007.